Exhibit 99.1

NEWS RELEASE

HECLA REPORTS 2.6 MILLION OUNCES OF SILVER AND

60,313 OUNCES OF GOLD PRODUCTION IN SECOND QUARTER 2018

FOR IMMEDIATE RELEASE

July 12, 2018

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced certain preliminary results¹ for the second quarter of 2018.

HIGHLIGHTS

●	Silver production of 2.6 million ounces, and gold production of 60,313 ounces.

●	Silver equivalent production of 10.5 million ounces or gold equivalent production of 133,158 ounces.[2]

●	Lead production of 5,522 tons; zinc production of 14,299 tons.

●	Cash, cash equivalents and short-term investments of approximately $245 million at June 30, 2018, an increase of about $43 million over June 30, 2017.

“Hecla’s second quarter mine production exceeded expectations due to continued improvements in the mines,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “Greens Creek had higher than expected grades and had about 5% of the tons coming from automated headings. Casa Berardi exceeded expectations due to higher grades and the flexibility of having sources of ore from the underground and the surface. San Sebastian production, while lower than last year, was higher than we expected due to higher grades. This outperformance put the cash position at the second highest in the past six years, which we expect to deploy to acquire Klondex early in the third quarter.”

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the second quarter as follows: $16.53 for Ag, $1,306 for Au, $1.08 for Pb, and $1.41 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	1

Greens Creek

At the Greens Creek mine, 2.0 million ounces of silver and 13,720 ounces of gold were produced in the quarter. The higher silver and gold production, when compared to the second quarter of 2017, was due to higher ore grades as a result of mine sequencing. The mill operated at an average of 2,290 tons per day (tpd).

Lucky Friday

At the Lucky Friday mine, 24,686 ounces of silver were produced in the quarter. There was no production in the second quarter of 2017, as limited production performed by salaried staff during the ongoing strike commenced in July 2017.

Casa Berardi

At the Casa Berardi mine, 42,721 ounces of gold were produced in the quarter, including 8,979 ounces from the East Mine Crown Pillar pit. The mine produced as expected, with an increase of 9,460 gold ounces compared to the second quarter of 2017. The mill operated at an average of 3,845 tpd.

San Sebastian

At the San Sebastian mine, 0.6 million ounces of silver and 3,872 ounces of gold were produced in the second quarter. Although silver and gold production compared to the second quarter of 2017 were lower, both still exceeded our estimates for the quarter due to the amount of higher-grade stockpile material processed. The mill operated at an average of 415 tpd.

PRODUCTION SUMMARY

	Second Quarter Ended			Six Months Ended
	June 30, 2018	June 30, 2017		June 30, 2018	June 30, 2017
PRODUCTION			Increase/ (Decrease)			Increase/ (Decrease)
Silver	2,596,424	2,807,474	(211,050)	5,130,518	6,176,901	(1,046,383)
Gold	60,313	52,561	7,752	118,120	108,674	9,446
Lead[1]	5,522	4,420	1,102	11,149	13,056	(1,907)
Zinc	14,299	12,966	1,333	29,510	28,503	1,007
Greens Creek – Silver	1,999,792	1,932,047	67,745	3,913,023	3,861,344	51,679
Greens Creek - Gold	13,720	12,704	1,016	26,837	26,726	111
Lucky Friday - Silver[1]	24,686	--	24,686	124,466	680,782	(556,316)
Casa Berardi - Gold[2]	42,721	33,261	9,460	82,898	69,068	13,830
San Sebastian - Silver	559,647	866,950	(307,303)	1,071,839	1,617,753	(545,914)
San Sebastian - Gold	3,872	6,596	(2,724)	8,385	12,880	(4,495)

(1)	Union workers at Lucky Friday have been on strike since March 13, 2017. Limited production being carried out by salaried staff.
(2)	Casa Berardi also produced 12,299 ounces of silver in the second quarter 2018 compared to 8,477 ounces of silver for second quarter 2017.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2

UPDATE ON ACQUISITION OF KLONDEX MINES LTD.

Today, after the Klondex Mines Ltd. (“Klondex”) annual and special meeting of securityholders, Klondex announced that its shareholders and securityholders approved the previously announced proposed statutory Plan of Arrangement between Hecla and Klondex.

Subject to customary closing conditions in accordance with the Plan of Arrangement, the transaction is expected to close on or about July 20, 2018.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Preliminary Results

All measures of the Company's second quarter 2018 operating and financial results contained in this news release, including cash, cash equivalents and short-term investments, are preliminary and reflect the Company’s expected results as of the date of this news release. Actual reported second quarter 2018 results are subject to management's final review as well as review by the Company's independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of silver production for the second quarter of 2018 on a consolidated basis and at each of the Greens Creek, Lucky Friday and San Sebastian mines, and second quarter 2018 gold production at Casa Berardi, quarter-end cash position and the expected closing of the Klondex acquisition. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President – Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	3